Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Wolfspeed, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00125 par value per share	Other	3,500,000 (2)	$28.02	$98,070,000	0.00014760	$14,475.13

Total Offering Amounts					$98,070,000		$14,475.13
Total Fee Offsets							—
Net Fee Due							$14,475.13

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.00125 per share (“Common Stock”), of Wolfspeed, Inc. (the “Company”) that become issuable under the Company’s 2023 Long-Term Incentive Compensation Plan (the “Plan”) to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 3,500,000 shares of Common Stock that are authorized for issuance under the Plan.

(3)	Calculated solely for the purpose of this offering pursuant to Rules 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on October 30, 2023, which date is within five business days prior to filing this Registration Statement.